EXHIBIT 23.1

GEORGE STEWART, CPA
2301 SOUTH JACKSON STREET, SUITE 101-G
SEATTLE, WASHINGTON     98144
(206) 328-8554   FAX (206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusions of the Financial Statements of Medina Coffee, Inc. as of December 31, 2003 and December 31, 2002, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,
/s/ George Stewart, CPA George Stewart, CPA
Date: April 12, 2004